Exhibit B

ASSISTANT SECRETARY’S CERTIFICATE

I, Armando Capasso, Assistant Secretary of EQ Advisors Trust (“Trust”) hereby certify that the following resolutions were adopted at a Meeting of the Board of Trustees of the Trust held on December 14-15, 2009, and that said resolutions remain in full force and effect:

VOTED, that the Investment Company Blanket Bond (“Fidelity Bond”) issued by ICI Mutual Insurance Company (“Policy”) for EQ Advisors Trust (“Trust”), with respect to each Portfolio, and AXA Equitable Life Insurance Company (“AXA Equitable”), AXA Advisors LLC, AXA Distributors, LLC, be, and it hereby is approved effective as of January 20, 2010; and further

VOTED, after giving due consideration to all factors deemed relevant by the Board, including, among other things: the value of the aggregate assets of the Trust to which any covered person may have access, the arrangements for custody and safekeeping of such assets and the nature of the securities in the Trust’s Portfolios, that the Fidelity Bond be, and it hereby is, found to be reasonable in form and amount; and further

VOTED, that the premium for the Fidelity Bond to be allocated to the Trust based upon consideration of all relevant factors, including the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond be, and it hereby is, approved; and further

VOTED, that the appropriate officers of the Trust be, and each hereby is, authorized to take such actions as may be required to amend the Fidelity Bond to include in the coverage new Portfolios advised, sub-advised or administered by AXA Equitable or its affiliates, as of the date each is declared effective by the Securities and Exchange Commission; and further

VOTED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take such actions and execute and deliver such documents as such officers may determine, with the advice of counsel, as may be necessary to carry out the intent of the foregoing resolutions and to make changes to such documents as the officers of the Trust deem necessary or appropriate.

IN WITNESS WHEREOF, I have hereunto set my hand as Assistant Secretary of the Trust this 25th day of February 2010.

/s/ Armando Capasso
Armando Capasso